Exhibit 10.15

SEALED AIR CORPORATION ANNUAL

INCENTIVE PLAN

As effective for the 2010 and later

performance years

1. Purpose. The purpose of the Annual Incentive Plan (the “Plan”) is to enhance the ability of Sealed Air Corporation and its subsidiaries (collectively, the “Company”) to motivate, attract, and retain the services of individuals upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. The Plan furthers these goals by providing eligible employees of the Company an opportunity to participate in the Company’s success by earning annual incentive compensation in the form of a cash bonus (and in certain cases, a stock award) based on the achievement by the Company of certain pre-established goals and the employees’ contributions towards meeting the goals.

2. Eligibility. Participation in the Plan will be limited to those key employees that are selected for participation on an annual basis. Key employees selected for participation each year will be notified about their participation and about the goals and objectives for the year early in the year. Newly hired key employees or employees promoted into an eligible role will be notified about their participation in the Plan in connection with such hiring or promotion. Each eligible employee will have a target bonus expressed as a percentage of base salary, dollar amount or other method of expression.

3. Determination of Annual Bonuses.

(a) Determination of Company-Wide Pool. The target Company-wide annual bonus pool for a calendar year will equal the sum of all of the individual target awards of participating employees for the year. The funding of the Company-wide annual bonus pool for the year will be determined as a percentage of the target pool as follows:

(i)

Early in the year, the Organization and Compensation Committee (the “Committee”) of the Board of Directors will establish a schedule based on overall Company performance for the year (measured by one or more Company-wide financial, strategic or other goals, with related weightings if more than one goal is selected), with a threshold level of goal attainment below which no pool would be funded and a maximum level of goal attainment at or above which a maximum pool would be funded, in each case subject to subparagraphs (ii), (iii) and (iv) below. The schedule will be reviewed and may be adjusted each year by the Committee.

(ii)

The Committee will have discretion to fund a portion of the pool if an extraordinary event occurs that adversely affects Company performance (such as a natural disaster causing significant business disruption) and the Committee determines nonetheless that the Company performed well relative to its peers.

(iii)

If a Company-wide bonus pool is funded for a year per the applicable schedule established in subparagraph (i) above, the Committee may in its discretion, upon consultation with the Chief Executive Officer (“CEO”), adjust the funded pool for the year up or down by up to 25% of the target pool to recognize quality of earnings, performance relative to peers, or other facts.

(iv)

In addition, a minimum funded pool equal to 25% of the target Companywide annual bonus pool will be available to award exceptional business unit or individual performance, even if Company-wide performance falls below the threshold level for the year per the schedule established in subparagraph (i) above.

(b) Allocation of Pool to Corporate, Business Units and Functions. The CEO will divide the funded Company-wide pool determined in section (a) above among Corporate, Business Units and Functions based on a review of each unit’s performance for the year. In that regard, each Business Unit and Function will have its own performance goals (financial, strategic or otherwise) for the year to be considered in determining the allocation.

(c) Allocation to Individuals. The funded Company-wide annual bonus pool for a year will be allocated as individual bonus awards as follows: (i) the Committee will determine the annual bonus award for the CEO, subject to section 4(b) below; (ii) the Committee, upon recommendation by the CEO, will determine the annual bonus awards for (A) the Company’s other executive officers, subject to section 4(b) below to the extent applicable, and (B) any other eligible employees whose compensation is determined by the Committee; and (iii) annual bonus awards to all other eligible employees will be determined by the CEO, applicable Business Unit or Function heads or their respective designees, all in accordance with Company practices as in effect from time to time, and linked to individual performance ratings. A correlation between performance ratings and payments will be expected.

4. Special Provisions for Senior Management Team.

(a) Stock Leverage Opportunity. Each year, officers and senior executives of the Company selected by the Committee will be given a leveraged opportunity to receive an award of restricted stock or restricted stock units granted under the Company’s 2005 Contingent Stock Plan in lieu of cash as part (either 0%, 25%, 50%,75% or 100%) of their annual bonus award. The portion provided in stock may be given a premium to be determined by the Committee each year and will be rounded up to the nearest whole share. The stock price used in the calculation will be the closing sale price of the Company’s common stock on the New York Stock Exchange Composite Tape on the first day of the applicable performance year on which shares of the Company’s common stock are sold. The grant date for such award will be established by the Committee and will be no earlier than the date the Committee determines the annual bonus award for an executive officer and no later than March 15 of the year in which the annual bonuses for the year are otherwise paid. The portion of such award of restricted stock or restricted stock units representing the portion of the bonus payable as restricted stock or restricted stock units will vest on the grant date but will be subject to a Period of Restriction (as defined in the 2005 Contingent Stock Plan) that ends on the second anniversary of the grant date regardless of whether the officer or senior executive remains employed by the Company through the Period of Restriction, provided that the Period of Restriction shall end earlier upon the death or disability (as defined in the 2005 Contingent Stock Plan) of the officer or senior executive prior to the second anniversary of the grant date. The portion of such award of restricted stock or restricted stock units representing the premium, if any, will vest 100% on the second anniversary of the grant date, provided that the portion representing the premium will vest earlier upon the death or disability of the officer or senior executive prior to the second anniversary of the grant date. If the employment of the officer or senior executive should be terminated for any reason other than death or disability prior to the vesting date, then the portion of the award of restricted stock or restricted stock units representing the premium shall be forfeited. All other terms and conditions of the restricted stock or restricted stock unit award will be set forth in an Award Grant consistent with the requirements of the 2005 Contingent Stock Plan. Each eligible officer or other senior executive will be required to complete a stock leverage opportunity election form each year on which he or she will acknowledge that the annual bonus for the year is subject to the Company’s Policy on Recoupment of Incentive Compensation. To be effective, stock leverage opportunity elections for a year must be made at such time as determined by the Company consistent with the requirements of Section 409A of the Internal Revenue Code and otherwise in accordance with such procedures as the Company may establish from time to time.

(b) Maximum Bonuses Under Performance-Based Compensation Program. For the CEO and any other participant in the Company’s Performance-Based Compensation Program during a year, the annual bonus and restricted stock or restricted stock unit award, if any, under subsection (a) above for the year will be limited to the maximum bonus or award amount as determined under the applicable pre-established objective performance formula for the year per the terms of that program.

5. Timing of Payments. Annual bonus awards will be determined and paid no later than March 15 following the applicable performance year.

6. Impact of Termination of Employment. Except as the Company may otherwise determine in its discretion, payment to an eligible employee of an annual bonus for a year is conditioned on the employee remaining continuously employed with the Company or its subsidiaries and affiliates through the applicable payment date.

7. Other Provisions.

(a) Payments will be net of applicable taxes and/or withholdings.

(b) Payments will be taken into account for purposes of the Company’s employee benefit plans and programs only to the extent provided under the terms of such plans and programs.

(c) Committee and Company management discretion serves as final authority over the Plan, its interpretation and all incentive awards and their payment.

(d) This Plan may be modified or discontinued at any time with or without notice at the discretion of the Company. Participation in this Plan cannot be construed to constitute a contract of employment or otherwise between the Company or any of its subsidiaries or affiliates and any of its employees. Plan participation does not limit the Company from terminating the employment of an employee at any time, with or without cause or notice. Participation in the Plan during a year does not imply participation in any subsequent year. This Plan shall be administered, interpreted and enforced so as to ensure its compliance with all applicable laws, and nothing herein is intended or should be construed to violate any such law.